Exhibit 99.1

Gentherm Reports 2022 Second Quarter Results

and Announces New ClimateSenseTM Award

Automotive Revenue Growth Outperformed Light Vehicle Production Despite Significant Supply Chain Headwinds

Receives Second Production Vehicle Award for the ClimateSense™ Technology

Secured $600 Million in New Automotive Awards (Pro Forma)

Strategic Acquisition Expands Gentherm Medical’s Access to Large and Rapidly Growing Markets

Updates 2022 Guidance

NORTHVILLE, Michigan, August 2, 2022 /Global Newswire/ -- Gentherm (NASDAQ:THRM), the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive industry, today announced its financial results for the second quarter ending June 30, 2022.

Second Quarter Highlights

•
Product revenues of $260.7 million decreased 2.0% from $266.0 million in the second quarter of 2021
o
Excluding the impact of foreign currency translation, product revenues increased 3.1% year over year
•
GAAP diluted earnings per share was $0.21 as compared with $0.74 for the prior-year period
•
Adjusted diluted earnings per share (see table herein) was $0.25. Adjusted diluted earnings per share in the prior-year period was $0.85
•
Secured new automotive business awards totaling $600 million in the quarter including $190 million secured by Alfmeier Präzision SE prior to acquisition closing

Phil Eyler, the Company's President and CEO, said “Our results for the quarter reflect the extremely challenging operating environment our industry is facing. I am proud of the Gentherm team for the ongoing progress in stringent cost management and negotiating appropriate cost recoveries from customers in the face of unprecedented supply chain disruptions, semiconductor shortages, and inflationary pressure while maximizing performance towards customer needs. In Automotive, we outperformed actual light vehicle production in our key markets by approximately 600 basis points as customer demand for our products continues to grow. In addition, we secured $600 million of new awards from auto makers around the world as the largest global supplier of thermal and pneumatic comfort following the recent closing of the Alfmeier acquisition.

Eyler continued, “I am also pleased to announce that we recently received our second ClimateSenseTM award from a global OEM for our software-driven microclimate platform using an algorithm based on thermophysiology. ClimateSenseTM is a critical part of our long-term strategy and continues to gain interest from global OEMs for significantly reducing power consumption and increasing range all while providing best in class passenger comfort.

“While the difficult market conditions are expected to continue in the near-term, we remain focused on executing against our long-term strategic growth roadmap and returning to high-teens EBITDA margin rate. Gentherm is a pioneer in the application of thermophysiology and now, combined with Alfmeier’s pneumatic massage physiotherapy, the Company is well positioned to continue to lead the way in health, wellness, comfort and energy efficiency solutions to drive long-term shareholder value.”

Acquisition of Jiangmen Dacheng Medical Equipment Co. Ltd.

Dacheng, a privately held company headquartered in Jiangmen, Guangdong Province, China, is a developer and manufacturer of patient temperature management solutions for numerous Chinese and international customers. The acquisition provides Gentherm Medical with a leading commercial and manufacturing presence and well-established reputation in China’s emerging high-growth market for patient warming devices. The acquisition also allows Gentherm Medical to become a private label supplier to existing Dacheng customers, enabled by the expanded product development and high-tech manufacturing capability of the company. Dacheng’s products have regulatory approvals in many countries including China, United States, and Brazil.

“Dacheng is an existing supplier for Gentherm Medical with whom we have developed a strong relationship over many years. This acquisition provides enhanced access to high growth markets including private label opportunities through Dacheng’s innovative patient temperature management devices,” said Steve Fletcher, Senior Vice President and General Manager of Gentherm Medical. “This transaction significantly expands our manufacturing capabilities through added capacity and proprietary automated processes, giving us a manufacturing footprint in both the United States and China. We are excited to welcome Dacheng to the Gentherm team.”

2022 Second Quarter Financial Review

Product revenues for the second quarter of 2022 decreased by $5.3 million, or 2.0%, as compared with the prior-year period. Excluding the impact of foreign currency translation, product revenues increased 3.1% year over year.

Automotive revenues decreased 2.3% year over year. Excluding the impact of foreign currency translation, organic Automotive revenues increased 2.9% year over year primarily due to growth in Steering Wheel Heaters, Battery Performance Solutions, Climate Controlled Seat and Other Automotive. According to IHS Markit’s mid-July 2022 report, actual light vehicle production decreased by 2.6% in the current year’s second quarter when compared with the second quarter of 2021 in the Company’s key markets of North America, Europe, China, Japan and Korea.

Gentherm Medical revenue increased 6.1% year over year. Excluding the impact of foreign currency translation, Medical revenue increased 8.6% year over year primarily as a result of higher Warm Air and UV Treo product sales

See the “Revenues by Product Category” table included below for additional detail.

Gross margin rate decreased to 22.8% in the current-year period, as compared with 29.8% in the prior-year period. The decrease from the prior-year period resulted from higher costs incurred to mitigate the impact of the supply chain disruptions primarily in the form of premium freight and spot buys, inflation associated with wages, material and freight costs, as well as the negative impact of foreign currency translation. These were partially offset by cost recoveries and negotiated lower annual price reductions from customers.

Net research and development expenses of $19.3 million in the 2022 second quarter increased $1.1 million, or 6.0% over the prior-year period, primarily due to increased project-related spending as the Company continues to invest in ClimateSenseTM and Battery Performance Solution.

Selling, general and administrative expenses of $31.9 million in the 2022 second quarter increased $4.7 million, or 17.3%, versus the prior-year period. The year-over-year increase was primarily driven by acquisition related costs.

Acquisition expenses of $3.8 million in the current-year period were $3.0 million higher than the prior-year period as a result of expenses associated with the Alfmeier acquisition. Restructuring expenses of $0.4 million in the current-year period were $1.7 million lower than the prior-year period.

As described more fully in the “Reconciliation of Net Income to Adjusted EBITDA” table included below, the Company recorded Adjusted EBITDA of $21.4 million in the 2022 second quarter compared with $43.7 million in the prior-year period, a decrease of $22.3 million or 51.0%.

Income tax expense in the 2022 second quarter was $3.9 million, as compared with $5.7 million in the prior-year period. The effective tax rate was 35.7% in the 2022 second quarter. The effective tax rate differed from the U.S. Federal statutory rate of 21.0% primarily due to the impact of income taxes on foreign earnings taxed at rates varying from the U.S. statutory rate, and the unfavorable impact of the global intangible low-tax income.

GAAP diluted earnings per share for the second quarter of 2022 was $0.21 compared with $0.74 for the prior-year period. Adjusted diluted earnings per share, excluding acquisition expenses, unrealized currency (gain) losses, non-cash purchase accounting impact and restructuring expenses (see table herein), was $0.25. Adjusted diluted earnings per share in the prior-year period was $0.85.

Guidance

The Company updates its full-year 2022 guidance that was initially provided on its year-end 2021 earnings release on February 17, 2022, based on year-to-date performance and to include the completed acquisition of Alfmeier as of August 1, 2022 and the completed acquisition of Dacheng Medical as of July 13, 2022:

•
Product revenues between $1.15 billion and $1.25 billion, based on the current forecast of customer orders, supply chain constraints, estimated recovery of industry-wide semiconductor supply, light vehicle production in the Company’s key markets growing at a low single-digit rate in 2022 versus 2021 and current foreign exchange rates
•
Adjusted EBITDA between 10% and 12% of product revenues
•
Assumes approximately $100 million of product revenues and high single-digit EBITDA margin rate from the acquisitions
•
Full-year effective tax rate between 29% and 31%
•
Capital expenditures between $50 million and $60 million

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 am Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13731484.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available at approximately two hours after the call until 11:59 pm Eastern Time on August 16, 2022. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13731484.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

Media Contact

Melissa Fischer

media@gentherm.com

(248) 289-9702

About Gentherm

Gentherm (NASDAQ:THRM) is the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive industry. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery performance solutions, cable systems, lumbar and massage comfort solutions, valve system technologies, and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 13,000 employees in facilities in the United States, Germany, China, Czech Republic, Hungary, Japan, Malta, Mexico, North Macedonia, South Korea, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Forward-Looking Statements

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements, including that:

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the COVID-19 pandemic and its direct and indirect adverse impacts on the automobile and medical industries and global economy, which had, and are likely to continue to have, an adverse effect on, among other things, the Company’s results of operations, financial condition, cash flows, liquidity, business operations, and stock price;
•
the current supply-constrained environment the Company is facing involving component shortages, manufacturing disruptions, logistics challenges and inflationary pressures, and any future material delays or inflationary pressures in the supply chain of the Company or the automotive original equipment manufacturers or first tier suppliers supplied by the Company;
•
the period of sustained price increases for various material components and shipping costs currently experienced in the automotive industry, which may continue for longer than the Company expects;
•
risks relating to the Company’s recent acquisitions of Alfmeier and Dacheng (the “Acquisitions”), including: the Company’s increased debt leverage following the closing of the Acquisitions; risks inherent in the achievement of expected financial results, growth prospects and cost synergies for each of the Acquisitions and the timing thereof; and integration risks;
•
the impact of industry or consumer behaviors on future automotive vehicle production and the Company’s strategy to develop and sell products tailored to evolving market demands, including the development and use of autonomous and electric vehicles and increasing use of car- and ride-sharing and on-demand transportation as a service, as well as related regulations;
•
borrowing availability under the Company’s revolving credit facility;

•
the Company’s failure to be in compliance with covenants under its debt agreements, which could result in the amounts outstanding thereunder being accelerated and becoming immediately due and payable;
•
the Company’s ability to obtain additional financing by accessing the capital markets, which may not be available on acceptable terms or at all;
•
the macroeconomic environment, including its impact on the automotive industry, which is cyclical;
•
any significant declines in automobile production;
•
market acceptance of the Company’s existing or new products, and new or improved competing products developed by competitors with greater resources;
•
shifting customer preferences, including due to the evolving use of automobiles and technology;
•
the Company’s ability to project future sales volumes, based on which the Company manages its business;
•
reductions in new business awards due to the macroeconomic environment, COVID-19 and related uncertainties;
•
the Company’s ability to convert new business awards into product revenues;
•
the loss, material reduction in sales from or the insolvency of any of the Company’s key customers, including due to M&A or other market consolidation of OEMs and Tier 1s;
•
the loss of any key suppliers;
•
the impact of price downs in the ordinary course, or additional increased pricing pressures from the Company’s customers;
•
the feasibility of Company’s development of new products on a timely, cost effective basis, or at all;
•
security breaches and other disruptions to the Company’s IT systems;
•
labor shortages, wage inflation and work stoppages impacting the Company, its suppliers or customers;
•
changes in free trade agreements or the implementation of additional tariffs, and the Company’s ability to pass-through tariff costs;
•
unfavorable changes to currency exchange rates and interest rates;
•
the Company’s ability to protect its intellectual property in certain jurisdictions;
•
the Company’s ability to effectively implement ongoing restructuring and other cost-savings measures or realize the full amount of estimated savings;
•
compliance with, and increased costs related to, domestic and international regulations, including potential climate change regulations;
•
the Ukraine-Russia conflict, which has led to and could lead to further challenges in our manufacturing operations in our Ukraine facility and further global economic sanctions and market disruptions, including significant volatility in commodity prices, credit and capital markets, supply constraints of natural gas, as well as supply chain interruptions;
•
changes in government leadership and laws, political instability and economic tensions between governments, including as a result of the ongoing Ukraine-Russian conflict; and
•
severe weather conditions and natural disasters and any resultant disruptions on the supply or production of goods or services or customer demands.

The foregoing risks should be read in conjunction with the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors”, in its most recent Annual Report on Form 10-K and subsequent SEC filings, for a discussion of these and other risks and uncertainties. In addition, the business outlook discussed in this release does not include the impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof, each of which may present material risks to the Company’s future business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Product revenues	$260,715	$266,005	$528,372	$554,540
Cost of sales	201,338	186,792	404,882	387,658
Gross margin	59,377	79,213	123,490	166,882
Operating expenses:
Net research and development expenses	19,325	18,227	39,759	35,830
Selling, general and administrative expenses	31,943	27,223	61,251	55,749
Restructuring expenses	374	2,091	555	2,882
Total operating expenses	51,642	47,541	101,565	94,461
Operating income	7,735	31,672	21,925	72,421
Interest expense, net	(1,430)	(630)	(1,999)	(1,669)
Foreign currency gain (loss)	4,552	(515)	6,769	258
Other income	134	12	338	3
Earnings before income tax	10,991	30,539	27,033	71,013
Income tax expense	3,919	5,748	8,214	13,313
Net income	$7,072	$24,791	$18,819	$57,700
Basic earnings per share	$0.21	$0.75	$0.57	$1.75
Diluted earnings per share	$0.21	$0.74	$0.56	$1.72
Weighted average number of shares – basic	33,119	33,100	33,077	33,025
Weighted average number of shares – diluted	33,426	33,544	33,422	33,469

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY AND RECONCILIATION OF FOREIGN CURRENCY TRANSLATION IMPACT

(In thousands)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Climate Control Seat	$96,488	$98,229	(1.8)%	$199,222	$207,402	(3.9)%
Seat Heaters	65,903	69,864	(5.7)%	134,799	146,585	(8.0)%
Steering Wheel Heaters	28,951	26,697	8.4%	57,687	55,561	3.8%
Automotive Cables	19,280	22,940	(16.0)%	41,325	47,221	(12.5)%
Battery Performance Solutions	17,451	17,577	(0.7)%	35,064	35,337	(0.8)%
Electronics	10,278	14,652	(29.9)%	21,106	29,757	(29.1)%
Other Automotive	10,801	5,146	109.9%	17,813	12,612	41.2%
Subtotal Automotive segment	249,152	255,105	(2.3)%	507,016	534,475	(5.1)%
Medical segment	11,563	10,900	6.1%	21,356	20,065	6.4%
Total Company	$260,715	$266,005	(2.0)%	$528,372	$554,540	(4.7)%

Foreign currency translation impact	(13,569)	—		(20,170)	—
Total Company, excluding foreign currency translation impact	$274,284	$266,005	3.1%	$548,542	$554,540	(1.1)%

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$7,072	$24,791	$18,819	$57,700
Add back:
Depreciation and amortization	8,998	9,628	18,485	19,323
Income tax expense	3,919	5,748	8,214	13,313
Interest expense	1,430	630	1,999	1,669
Adjustments:
Restructuring expense	374	2,091	555	2,882
Unrealized currency gain	(4,024)	(11)	(6,340)	(306)
Acquisition expenses	3,794	844	7,008	958
Other	(128)	—	(326)	—
Adjusted EBITDA	$21,435	$43,721	$48,414	$95,539

Product revenues	$260,715	$266,005	$528,372	$554,540
Adjusted EBITDA %	8.2%	16.4%	9.2%	17.2%

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided here or elsewhere information regarding adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted EBITDA margin, adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”), free cash flow, Net Debt and Revenue excluding the impact of foreign currency translation, each a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by product revenues. The Company defines Adjusted EPS as earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Free Cash Flow as Net cash (used in) provided by operating activities less Purchases of property and equipment. The Company defines Net Debt as the principal amount of all Consolidated Funded Indebtedness (as defined in the Credit Agreement) less cash and cash equivalents. The Company defines Revenue excluding the impact of foreign currency translation as revenue, less the estimated effects of foreign currency exchange on revenue by translating actual revenue using the prior period foreign currency exchange rates.

The Company’s reconciliations are included in this release or can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated August 2, 2022.

In evaluating its business, the Company considers and uses Free Cash Flow and Net Debt as supplemental measures of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management provides such non-GAAP financial measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis by excluding matters not indicative of the Company’s ongoing operating or liquidity results. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur revenues, expenses, and cash and non-cash obligations that are the same as or similar to some of the adjustments in our presentation of non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There also can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. Other companies in our industry may define and calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance or liquidity, investors should not consider these non-GAAP measures in isolation, or as a substitute for net income, revenue or other consolidated income statement or cash flow statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release and other public communications may include estimates of future Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods.

GENTHERM INCORPORATED

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income	$7,072	$24,791	$18,819	$57,700
Non-cash purchase accounting impact	1,749	2,050	3,584	4,100
Restructuring expenses	374	2,091	555	2,882
Unrealized currency gain	(4,024)	(11)	(6,340)	(306)
Acquisition expenses	3,794	844	7,008	958
Other	(128)	—	(326)	—
Tax effect of above	(462)	(1,311)	(1,198)	(1,991)
Adjusted net income	$8,375	$28,454	$22,102	$63,343

Weighted average shares outstanding:
Basic	33,119	33,100	33,077	33,025
Diluted	33,426	33,544	33,422	33,469

Earnings per share, as reported:
Basic	$0.21	$0.75	$0.57	$1.75
Diluted	$0.21	$0.74	$0.56	$1.72
Adjusted earnings per share:
Basic	$0.25	$0.86	$0.67	$1.92
Diluted	$0.25	$0.85	$0.66	$1.89

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$157,258	$190,606
Accounts receivable, net	207,364	182,987
Inventory:
Raw materials	122,371	96,426
Work in process	8,989	9,495
Finished goods	56,424	53,556
Inventory, net	187,784	159,477
Other current assets	40,320	32,775
Total current assets	592,726	565,845
Property and equipment, net	149,907	155,270
Goodwill	62,935	66,033
Other intangible assets, net	31,968	37,554
Operating lease right-of-use assets	25,924	24,387
Deferred income tax assets	67,112	69,630
Other non-current assets	16,474	16,624
Total assets	$947,046	$935,343
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$147,136	$122,727
Current lease liabilities	5,376	5,669
Current maturities of long-term debt	2,500	2,500
Other current liabilities	84,206	82,193
Total current liabilities	239,218	213,089
Long-term debt, less current maturities	35,000	36,250
Non-current lease liabilities	18,721	19,789
Pension benefit obligation	6,116	6,832
Other non-current liabilities	4,796	5,577
Total liabilities	$303,851	$281,537
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized 33,132,691 and 33,008,185 issued and outstanding at June 30, 2022 and December 31, 2021, respectively	121,088	118,646
Paid-in capital	5,720	5,866
Accumulated other comprehensive loss	(68,648)	(36,922)
Accumulated earnings	585,035	566,216
Total shareholders’ equity	643,195	653,806
Total liabilities and shareholders’ equity	$947,046	$935,343

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Operating Activities:
Net income	$18,819	$57,700
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	18,635	19,571
Deferred income taxes	(997)	(225)
Non-cash stock based compensation	5,263	7,663
Loss on disposition of property and equipment	518	496
Other	708	(262)
Changes in assets and liabilities:
Accounts receivable, net	(31,762)	11,647
Inventory	(33,637)	(17,211)
Other assets	(10,443)	8,408
Accounts payable	27,768	(289)
Other liabilities	1,442	(3,136)
Net cash (used in) provided by operating activities	(3,686)	84,362
Investing Activities:
Purchases of property and equipment	(15,448)	(20,669)
Proceeds from the sale of property and equipment	81	10
Cost of technology investments	(350)	(5,200)
Net cash used in investing activities	(15,717)	(25,859)
Financing Activities:
Repayments of debt	(1,250)	(143,731)
Proceeds from the exercise of Common Stock options	569	6,292
Taxes withheld and paid on employees' share-based payment awards	(4,464)	(2,117)
Acquisition contingent consideration payment	—	(69)
Net cash used in financing activities	(5,145)	(139,625)
Foreign currency effect	(8,800)	(360)
Net decrease in cash and cash equivalents	(33,348)	(81,482)
Cash and cash equivalents at beginning of period	190,606	268,345
Cash and cash equivalents at end of period	$157,258	$186,863
Supplemental disclosure of cash flow information:
Cash paid for taxes	$8,642	$8,563
Cash paid for interest	$909	$1,455